Exhibit 99.4

CINERGY CORP.

BUSINESS SEGMENT SUMMARY INFORMATION

For the Quarter Ended March 31

(unaudited)

(dollars in thousands, except per share amounts)

	2004	2003
Commercial Businesses

Net Income	$46,092	$97,105

Earnings Per Share - diluted	$0.26	$0.55

Electricity Trading Volumes (MWhs)	45,604,114	33,397,383
Physical and Financial Gas Trading Volumes (Bcf/d)	45.8	64.0

Regulated Businesses

Net Income	$79,505	$74,069

Earnings Per Share - diluted	$0.43	$0.43

Electric Retail MWh Sales and Transportation	13,367,364	13,174,580
Gas Retail Mcf Sales and Transportation	41,794,229	44,842,892
Electric Customers (End of Period)	1,546,261	1,536,413
Gas Customers (End of Period)	513,422	507,170

Power Technology & Infrastructure Services

Net Income	$(1,745)	$(5,089)

Earnings Per Share - diluted	$(0.01)	$(0.03)